Exhibit 99.1

Q1’22 Earnings Press Release

Everspin Reports Unaudited First Quarter 2022 Financial Results

The Company continues growth into 2022 with profitable first quarter results

Chandler, AZ, May 11, 2022 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

●	Q1’22 revenue increased $4.0 million, or 39%, to $14.3 million from $10.3 million for Q1’21.
●	The Company reported net income of $1.9 million for Q1’22, compared to a net loss of $0.5 million for Q1’21.
●	Adjusted EBITDA for Q1’22 improved to $3.1 million, compared to $0.8 million for Q1’21.
●	Basic EPS for Q1’22 was $0.10 compared to a net loss per share of $0.02 for Q1’21.

“The Everspin team delivered an excellent quarter focusing on sales, yield improvement, and operational discipline in this tough supply chain environment,” said Sanjeev Aggarwal, President & CEO. “We are optimistic about our business outlook and expect our new xSPI family of Low Density STT-MRAM products to drive growth across industrial and IoT markets.”

First Quarter 2022 Results

Total revenue for the first quarter of 2022 was $14.3 million, a decrease of 21% from the $18.2 million reported in the fourth quarter of 2021, which primarily reflects $3.9M in revenue recognized in the fourth quarter of

2021 from a one-time intellectual property (“IP”) monetization deal. This is an increase of 39% compared to $10.3 million of revenue in the first quarter of 2021.

MRAM product sales in the first quarter of 2022, which includes both Toggle and STT-MRAM revenue, was $12.7 million compared to $12.6 million in the fourth quarter of 2021 and $9.1 million in the first quarter of 2021.

Licensing, Royalties, Patents and Other revenue in the first quarter of 2022 was $1.7 million compared to $5.6 million in the fourth quarter of 2021 and $1.2 million in the first quarter of 2021.

The increase in total revenue for the first quarter of 2022 compared to the first quarter of 2021 was due to strong Toggle sales and an increase in revenue recognized from a U.S. Government RAD-Hard program entered into during the second quarter of 2021.

Gross margin for the first quarter of 2022 was 58.0%, compared to 62.8% in the fourth quarter of 2021, and 58.2% in the first quarter of 2021.  The decrease in gross margin in the first quarter of 2022 compared to the fourth quarter of 2021 was attributable to higher margin related to the IP monetization deal in the fourth quarter of 2021 as noted above.

GAAP operating expenses was $6.3 million in the first quarter of 2022, compared to $7.7 million in the fourth quarter of 2021 and $6.3 million in the first quarter of 2021. GAAP operating expenses decreased in the first quarter of 2022 compared to the fourth quarter of 2021 as a result of decreased research and development spend related to the new 28nm product sampling this quarter.

GAAP net income for the first quarter of 2022 was $1.9 million, or $0.10 per basic share, based on 19.9 million weighted-average basic common shares outstanding. This compares to a net income of $3.7 million, or $0.19 per basic share, in the fourth quarter of 2021 and a net loss of $0.5 million, or ($0.02) per basic share, in the first quarter of 2021.

Business Outlook

For the second quarter 2022, Everspin expects total revenue in a range of $13.6 million to $14.6 million. Everspin expects industry supply constraints to limit supply and push some unfulfilled customer demand to the second half of the year. Everspin expects GAAP net income (loss) per basic share to be between ($0.06) and breakeven, primarily driven by expenses related to next generation 28nm STT MRAM product development and price increases from our suppliers.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the recent military conflict in Ukraine, and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBITDA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, we believe that Adjusted EBITDA provides useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income (loss) reported in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, May 11, 2022, at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 6790186. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through May 18, 2022. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 6790186. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to, our future plans, strategies, objectives, expectations, intentions and financial performance, including the outlook and guidance for second quarter 2022 results; our expectations regarding supply constraints, expenses relating to 28nm STT MRAM product development and price increases from our suppliers; our expectations that our new xSPI family of Low Density STT-MRAM products will drive growth across industrial and IoT markets; and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of       new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$19,885	$21,409
Accounts receivable, net	10,240	8,193
Inventory	6,208	6,396
Prepaid expenses and other current assets	636	762
Total current assets	36,969	36,760
Property and equipment, net	959	973
Right-of-use assets	3,974	913
Other assets	769	734
Total assets	$42,671	$39,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,287	$1,776
Accrued liabilities	1,565	3,579
Deferred revenue	330	832
Current portion of long-term debt	3,377	3,370
Lease liabilities	942	724
Other liabilities	39	50
Total current liabilities	8,540	10,331
Long-term debt, net of current portion	954	1,529
Lease liabilities, net of current portion	2,897	68
Long-term income tax liability	214	214
Total liabilities	$12,605	$12,142
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,970,786 and 19,858,460 shares issued and outstanding as of March 31, 2022, and December 31, 2021	2	2
Additional paid-in capital	180,960	180,067
Accumulated deficit	(150,896)	(152,831)
Total stockholders’ equity	30,066	27,238
Total liabilities and stockholders’ equity	$42,671	$39,380

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Product sales	$12,671	$9,068
Licensing, royalty, patent, and other revenue	1,676	1,212
Total revenue	14,347	10,280
Cost of product sales	5,752	4,256
Cost of licensing, royalty, patent, and other revenue	272	39
Total cost of sales	6,024	4,295
Gross profit	8,323	5,985
Operating expenses:[1]
Research and development	2,436	2,439
General and administrative	2,729	2,843
Sales and marketing	1,134	987
Total operating expenses	6,299	6,269
Income (loss) from operations	2,024	(284)
Interest expense	(75)	(152)
Other expense, net	(14)	(15)
Net income (loss) before income taxes	1,935	(451)
Income tax expense	—	(9)
Net income (loss) and comprehensive income (loss)	$1,935	$(460)
Net income (loss) per common share:
Basic	$0.10	$(0.02)
Diluted	$0.09	$(0.02)
Weighted average shares of common stock outstanding:
Basic	19,896,654	19,092,367
Diluted	20,726,193	19,092,367

[1]Operating expenses include stock-based compensation as follows:
Research and development	$333	$181
General and administrative	371	485
Sales and marketing	120	77
Total stock-based compensation	$824	$743

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$1,935	$(460)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	258	383
Stock-based compensation	824	743
Non-cash warrant revaluation	(11)	4
Non-cash interest expense	32	86
Changes in operating assets and liabilities:
Accounts receivable	(2,047)	(2,708)
Inventory	188	363
Prepaid expenses and other current assets	126	62
Right-of-use assets	(3,061)	343
Other assets	(13)	—
Accounts payable	267	(63)
Accrued liabilities	(2,014)	280
Deferred revenue	(502)	3,000
Lease liabilities	3,047	(382)
Net cash (used in) provided by operating activities	(971)	1,651
Cash flows from investing activities
Purchases of property and equipment	(22)	(309)
Net cash used in investing activities	(22)	(309)
Cash flows from financing activities
Payments on long-term debt	(600)	(600)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	69	144
Net cash used in financing activities	(531)	(456)
Net (decrease) increase in cash and cash equivalents	(1,524)	886
Cash and cash equivalents at beginning of period	21,409	14,599
Cash and cash equivalents at end of period	$19,885	$15,485
Supplementary cash flow information:
Interest paid	$43	$66
Operating cash flows paid for operating leases	$318	$413
Financing cash flows paid for finance leases	$2	$—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$3,350	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$36	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$257	$—
Bonus settled in shares of common stock	$—	$364

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Adjusted EBITDA reconciliation:
Net income (loss)	$1,935	$3,667	$(460)
Depreciation and amortization	258	338	383
Stock-based compensation expense	824	753	743
Interest expense	75	86	152
Income tax expense	-	4	-
Adjusted EBITDA	$3,092	$4,848	$818